EXHIBIT 99.1

Enviva Partners, LP Reports Financial Results for Third Quarter 2020, Announces 21st Consecutive Distribution Increase, and Reaffirms Full-Year Guidance

BETHESDA, MD, November 4, 2020 — Enviva Partners, LP (NYSE: EVA) (“Enviva,” the “Partnership,” or “we”) today reported financial and operating results for the third quarter of 2020.
Highlights:

•For the third quarter of 2020, the Partnership reported net income of $1.4 million, as compared to net income of $8.9 million for the third quarter of 2019
•The Partnership reported adjusted EBITDA of $54.4 million for the third quarter of 2020, an increase of 38.0 percent from the corresponding quarter of 2019
•The Partnership declared a quarterly distribution of $0.775 per unit for the third quarter of 2020, an increase of 15.7 percent from the corresponding quarter of 2019
•The Partnership’s operating and financial results to date have not been materially impacted by COVID-19 and the Partnership reaffirms previously provided full-year guidance for 2020
•The Partnership announced the addition of Gerrity Lansing of BTG Pactual to the board of directors of the Partnership’s general partner

“Driven by our continued safe and stable operations, we are very pleased to report strong financial performance in line with our expectations for the quarter,” said John Keppler, Chairman and Chief Executive Officer of Enviva. “We believe that the durability of our contracted cash flows, combined with the progress we are making on integrating the recently acquired Greenwood and Waycross production plants, and the processes and procedures we put in place to protect all our people and facilities against the ongoing impact of COVID-19, enabled us to stay firmly on track to deliver results within our full-year guidance range.”

Third Quarter Financial Results
For the third quarter of 2020, the Partnership generated net revenue of $225.6 million, as compared to $157.4 million for the corresponding quarter of 2019. The $68.2 million increase was primarily attributable to a 40 percent increase in metric tons sold during the third quarter of 2020, as compared to the corresponding quarter of 2019. Other revenue was $9.4 million for the third quarter of 2020, as compared to other revenue of $2.2 million for the third quarter of 2019. Included in other revenue for the third quarter of 2020 was $8.2 million in payments to the Partnership for modifying shipments under our take-or-pay off-take contracts, which otherwise would have been included in product sales.

For the third quarter of 2020, we generated gross margin of $25.6 million, as compared to $26.5 million for the corresponding period in 2019, a decrease of approximately $0.9 million. Adjusted gross margin was $56.8 million for the third quarter of 2020, as compared to $41.0 million for the third quarter of 2019. The increase in adjusted gross margin during the third quarter of 2020 was primarily due to increased metric tons sold and higher other revenue. Adjusted gross margin per metric ton was $50.13 on 1,133,000 metric tons sold for the third quarter of 2020, as compared to adjusted gross margin per metric ton of $50.56 on 811,000 metric tons sold for the third quarter of 2019.

For the third quarter of 2020, net income was $1.4 million, as compared to net income of $8.9 million for the third quarter of 2019. Adjusted net income was $11.2 million for the third quarter of 2020, as compared to adjusted net income of $17.4 million for the third quarter of 2019. The lower net income and adjusted net income for the third quarter of 2020 were primarily due to $4.9 million of acquisition and integration costs and $9.3 million of incremental depreciation, amortization, and interest expenses mainly associated with the recent acquisitions, as well as changes in certain non-cash expenses.

Adjusted EBITDA for the third quarter of 2020 was $54.4 million, as compared to $39.4 million for the corresponding quarter of 2019. The increase was primarily due to higher metric tons sold and the resulting higher adjusted gross margin, as described above. Distributable cash flow, prior to any distributions attributable to incentive distribution rights paid to our general partner, was $42.2 million for the third quarter of 2020, as compared to $30.0 million for the corresponding quarter of 2019.
As of September 30, 2020, the Partnership’s liquidity, which includes cash on hand and availability under our $350.0 million revolving credit facility, was $215.3 million.
As previously announced, the Partnership completed the acquisitions of a wood pellet production plant in Greenwood, South Carolina (the “Greenwood plant”) and a wood pellet production plant in Waycross, Georgia (the “Waycross plant”) in July 2020. The integration of these production plants into the Partnership is progressing as expected and their operating results for the third quarter of 2020 were consistent with the Partnership’s expectations prior to the acquisitions.
The Partnership continues to report that, to date, our operating and financial results have not been materially impacted by the outbreak of a novel strain of coronavirus (“COVID-19”) and all of our customers have performed in accordance with their contracts with us. Although the full implications of COVID-19 are not yet known, we have contingency and business continuity plans in place that we believe would mitigate the impact of potential business disruptions if necessary.

Distribution

The board of directors of our general partner (the “Board”) declared a distribution of $0.775 per common unit for the third quarter of 2020. This distribution represents the twenty-first consecutive distribution increase since the Partnership’s initial public offering. The Partnership’s distributable cash flow, net of amounts attributable to incentive distribution rights paid to our general partner, of $34.3 million for the third quarter of 2020 covers the distribution for the quarter at 1.11 times. The quarterly distribution will be paid on Friday, November 27, 2020 to unitholders of record as of the close of business on Friday, November 13, 2020.

When determining the distribution for a quarter, the Board evaluates the Partnership’s distribution coverage ratio on an annual basis, after taking into consideration its expected distributable cash flow, net of expected amounts attributable to incentive distribution rights paid to our general partner, for the full year.

Outlook and Guidance

The Partnership reaffirms its previously provided guidance and continues to expect full-year 2020 net income to be in the range of $33.9 million to $43.9 million, adjusted EBITDA to be in the range of $185.0 million to $195.0 million, and distributable cash flow to be in the range of $134.0 million to $144.0 million, prior to any distributions attributable to incentive distribution rights paid to our general partner. The Partnership also continues to expect to distribute at least $3.00 per common unit for full-year 2020, before considering the benefit of any additional acquisitions or drop-down transactions, and to target a distribution coverage ratio of 1.20 times on a forward-looking annual basis.

The guidance amounts provided above do not include the impact of any additional acquisitions by the Partnership from our sponsor, its joint venture (the “Sponsor JV”), or third parties. The Partnership’s quarterly income and cash flow are subject to seasonality and the mix of customer shipments made, which vary from period to period. Similar to previous years, the Partnership expects net income, adjusted EBITDA, and distributable cash flow for the second half of 2020 to be significantly higher than for the first half of the year and for the fourth quarter to be a significant step up from the third quarter.

Market and Contracting Update

Even amidst the ongoing global COVID-19 pandemic, regulators, policymakers, utilities, and power generators continue to make incremental commitments and significant progress to phase out coal, cut greenhouse gas (“GHG”) emissions, and limit the impact of climate change to achieve “net-zero” by 2050.

The most recent example of such commitments is Japan’s goal to become carbon neutral by 2050, which was announced by its new prime minister in his first policy speech to the parliament since taking office. This goal brings the country in line with the net-zero targets set by other major economies including the European Union (the “EU”).

As expected when the proposed European Climate Law was outlined earlier this year, in September, the European Commission officially proposed to increase the EU’s 2030 GHG emissions reduction target from 40 percent to 55 percent as compared to 1990 levels. Shortly thereafter, on October 7, the European Parliament voted to further increase this target to 60 percent. This proposal is now pending before the EU Council of Ministers for approval.

Following the early July passage of legislation to end coal-fired power generation in Germany by 2038 (the “Coal Exit Law”), several policy initiatives that focus on formulating detailed regulations on the subsidy framework are currently underway with a total estimated subsidy budget of approximately 2 billion euros having been earmarked to cover costs related to converting existing coal-fired assets to operate on low-carbon fuel, including woody biomass. The Partnership and our sponsor remain in ongoing dialogue with several large power and heat generators in Germany who intend to convert existing coal-fired assets to biomass, subject to the final legislative direction expected over the next several months.

The United Kingdom’s Department for Business, Energy and Industrial Strategy (“BEIS”), in its response to the annual progress report produced by the Committee on Climate Change, recently announced plans to publish a comprehensive net-zero strategy ahead of next year’s COP26 climate summit that will outline how it intends to decarbonize the economy while harnessing growth and employment opportunities over the next three decades. BEIS confirmed that several specific decarbonization strategies are forthcoming, including a biomass strategy to be published in 2022, and that it expects to examine support mechanisms for GHG removal technologies, including Bioenergy Carbon Capture and Storage.

In Denmark, the government recently reached the political agreement necessary to translate the EU’s Renewable Energy Directive II into Danish law and reaffirmed the sustainability requirements for woody biomass used to produce heat and electricity in the country. Under this agreement, biomass must continue to come from legally harvested timber where landowners intend to replant the forests. This new agreement provides a clear and long-term regulatory framework for the increased use of biomass in a leading country in mitigating climate change, where sustainable biomass is currently the largest contributor to its renewable energy mix.

In early September, Poland’s Ministry of Climate submitted an updated draft of the country’s energy policy through 2040. The policy aims to reduce the share of coal in electricity production from more than 70 percent today to just 11 percent in 2040 and contemplates substantial increases in biomass-fired generation at both the utility scale as well as in the more than 100 combined heat and power assets across the country that are currently fueled with coal.

These commitments and the corresponding policies and action plans underpin the continued strong growth expected in global demand for industrial-grade wood pellets. The Partnership and our sponsor continue to progress negotiations that we anticipate will result in additional long-term off-take contracts at the Partnership and our sponsor.

The Partnership’s previously announced 20-year, take-or-pay off-take contract pursuant to which it will be the sole source supplier for Ichihara Yawatafuto Biomass Power GK (“Ichihara”) is now firm, as all conditions precedent have been satisfied. Ichihara is a new biomass power plant project company developed by Equis Bioenergy that was recently acquired by a wholly owned subsidiary of an investment grade-rated major utility company in Japan. Sales under this contract are expected to commence in 2023 with deliveries of 270,000 metric tons per year (“MTPY”) of wood pellets.

As of October 1, 2020, the Partnership’s current production capacity is matched with a portfolio of firm take-or-pay off-take contracts that has a total weighted-average remaining term of 12.8 years and a total product sales backlog of $14.9 billion. Assuming all volumes under the firm and contingent off-take contracts held by our sponsor and the Sponsor JV were included, our total weighted-average remaining term and product sales backlog would increase to 13.7 years and $19.4 billion, respectively. The Partnership expects to have the opportunity to acquire off-take contracts from our sponsor and the Sponsor JV.

Sustainability

The Partnership and our sponsor recently published their first Corporate Sustainability Report (the “CSR Report”) as part of our commitment to provide incremental transparency into our Environmental, Social, and Governance (ESG) practices. The CSR Report provides a description of Enviva’s 16-year sustainability journey from its beginnings as a start-up in 2004 to the publicly traded company that is Enviva today. It also features a comprehensive review of our contribution to the fight against climate change, our fiber procurement approach and forestland conservation efforts, our environmental, heath, and safety processes, our human capital and diversity policies, and our corporate governance practices.

The Partnership and our sponsor also continue to prioritize efforts to deliver on our promise to promote forest growth and carbon sequestration and protect forest habitats in the U.S. Southeast. Our sponsor recently announced a partnership with Finite Carbon, North America’s leading developer of forest carbon offsets, to leverage its Core Carbon online platform to engage small forest landowners across the U.S. Southeast to voluntarily participate in global GHG reduction programs. Enviva is helping private landowners participate in the program to receive income in exchange for their commitment not to harvest particular tracts of their land, thereby facilitating the conservation and protection of forest habitats that are critically important to biodiversity, wildlife, and carbon storage, such as bottomland hardwood forests.

“Part of the reason we were so excited to bring Gerrity Lansing onto our board of directors was his tremendous experience building and growing BTG Pactual’s Timberland Investment Group, one of the world’s largest forestland owners and one that shares Enviva’s deep and values-driven commitment to sustainable forestry,” said Keppler. “I believe this perspective on sustainability, one that is so critical to our core value proposition, combined with Gerrity’s decades of experience and demonstrable track record in socially responsible investing, will bring important, incremental thought leadership to the board as we continue to work to build and maintain productive, respectful, and mutually beneficial relationships with a broad and increasingly diverse range of stakeholders.”

Partnership Development Activities

Consistent with our expectations, the Partnership has continued commissioning activities at the expansion project at its wood pellet production plant in Northampton, North Carolina. Commissioning of new equipment also has begun at the expansion project at the Partnership’s wood pellet production plant in Southampton, Virginia (the “Southampton Expansion”). The Partnership now expects to complete the installation of equipment associated with the Southampton Expansion around the end of 2020.

In addition, procurement and detailed engineering activities for the Partnership’s project to expand the Greenwood plant’s production capacity to 600,000 MTPY are well underway and the expansion remains on track for completion by year-end 2021, subject to receiving the necessary permits.

Sponsor Development Activities

Our sponsor and the Sponsor JV continue to progress the development of wood pellet production plants and marine terminals, which the Partnership expects to have the opportunity to acquire along with the related off-take contracts, including:

•The construction of a wood pellet production plant in Lucedale, Mississippi (the “Lucedale plant”) and a deep-water marine terminal in Pascagoula, Mississippi (the “Pascagoula terminal”). Civil work, mechanical installation, and construction continue at both the Lucedale plant and Pascagoula terminal sites and our sponsor expects the construction of the Lucedale plant and the Pascagoula terminal to be completed mid-year 2021.

•The development of a wood pellet production plant in Epes, Alabama, where our sponsor expects to complete the purchase of the project site and commence certain pre-construction activities this quarter. A final investment decision by our sponsor is expected around the end of 2020.

•The evaluation of additional sites for wood pellet production plants in Virginia, North Carolina, South Carolina, Georgia, Florida, Alabama, and Mississippi, the production of which would be exported through the Partnership’s existing terminals at the Ports of Chesapeake, Wilmington, Savannah, and Panama City, as well as the Pascagoula terminal.

Conference Call

We will host a conference call with executive management related to our third quarter 2020 results and a more detailed market update at 10:00 a.m. (Eastern Time) on Thursday, November 5, 2020. Information on how interested parties may listen to the conference call is available on the Investor Relations page of our website (www.envivabiomass.com). A replay of the conference call will be available on our website after the live call concludes.

About Enviva Partners, LP

Enviva Partners, LP (NYSE: EVA) is a publicly traded master limited partnership that aggregates a natural resource, wood fiber, and processes it into a transportable form, wood pellets. The Partnership sells a significant majority of its wood pellets through long-term, take-or-pay off-take contracts with creditworthy customers in the United Kingdom and Europe. The Partnership owns and operates nine plants with a combined production capacity of approximately 4.9 million MTPY in Virginia, North Carolina, South Carolina, Georgia, Mississippi, and Florida. In addition, the Partnership exports wood pellets through its marine terminals at the Port of Chesapeake, Virginia and the Port of Wilmington, North Carolina and from third-party marine terminals in Savannah, Georgia, Mobile, Alabama, and Panama City, Florida.

To learn more about Enviva Partners, LP, please visit our website at www.envivabiomass.com and follow us on social media @Enviva.

Notice

This press release is intended to be a qualified notice under Treasury Regulation Section 1.1446-4(b)(4). Brokers and nominees should treat 100 percent of the Partnership’s distributions to non-U.S. investors as being attributable to income that is effectively connected with a United States trade or business. Accordingly, the Partnership’s distributions to non-U.S. investors are subject to federal income tax withholding at the highest applicable effective tax rate.

Financial Statements
ENVIVA PARTNERS, LP AND SUBSIDIARIES
Condensed Consolidated Balance Sheets
(In thousands, except number of units)

	September 30, 2020	December 31, 2019
	(unaudited)
Assets
Current assets:
Cash and cash equivalents	$1,346	$9,053
Accounts receivable	86,930	72,421
Related-party receivables, net	11,228	—
Inventories	61,978	32,998
Prepaid expenses and other current assets	14,845	5,617
Total current assets	176,327	120,089
Property, plant and equipment, net	1,061,870	751,780
Operating lease right-of-use assets	52,417	32,830
Goodwill	101,303	85,615
Other long-term assets	11,734	4,504
Total assets	$1,403,651	$994,818
Liabilities and Partners’ Capital
Current liabilities:
Accounts payable	$27,182	$18,985
Related-party payables, net	—	304
Deferred consideration for drop-down due to related-party	—	40,000
Accrued and other current liabilities	78,759	59,066
Current portion of interest payable	12,136	3,427
Current portion of long-term debt and finance lease obligations	11,611	6,590
Total current liabilities	129,688	128,372
Long-term debt and finance lease obligations	893,837	596,430
Long-term operating lease liabilities	50,891	33,469
Deferred tax liability, net	13,801	—
Other long-term liabilities	13,042	3,971
Total liabilities	1,101,259	762,242
Commitments and contingencies
Partners’ capital:
Limited partners:
Common unitholders—public (26,181,093 and 19,870,436 units issued and outstanding at September 30, 2020 and December 31, 2019, respectively)	447,690	300,184
Common unitholder—sponsor (13,586,375 units issued and outstanding at September 30, 2020 and December 31, 2019)	55,182	82,300
General partner (no outstanding units)	(152,280)	(101,739)
Accumulated other comprehensive income	(8)	23
Total Enviva Partners, LP partners’ capital	350,584	280,768
Noncontrolling interest	(48,192)	(48,192)
Total partners' capital	302,392	232,576
Total liabilities and partners’ capital	$1,403,651	$994,818

ENVIVA PARTNERS, LP AND SUBSIDIARIES
Condensed Consolidated Statements of Operations
(In thousands, except per unit amounts)
(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2020	2019	2020	2019
Product sales	$216,187	$155,188	$569,691	$478,989
Other revenue	9,393	2,217	28,078	4,864
Net revenue	225,580	157,405	597,769	483,853
Cost of goods sold	179,772	117,993	468,349	395,861
Depreciation and amortization	20,237	12,946	48,863	35,112
Total cost of goods sold	200,009	130,939	517,212	430,973
Gross margin	25,571	26,466	80,557	52,880
General and administrative expenses	6,425	361	10,284	5,669
Related-party management services agreement fees	6,196	7,439	20,832	22,998
Total general and administrative expenses	12,621	7,800	31,116	28,667
Income from operations	12,950	18,666	49,441	24,213
Other (expense) income:
Interest expense	(11,950)	(9,872)	(32,468)	(28,701)
Other income, net	136	58	267	616
Total other expense, net	(11,814)	(9,814)	(32,201)	(28,085)
Net income (loss) before income tax benefit	1,136	8,852	17,240	(3,872)
Income tax benefit	(275)	—	(275)	—
Net income (loss)	$1,411	$8,852	$17,515	$(3,872)
Net (loss) income per limited partner common unit:
Basic and diluted	$(0.18)	$0.15	$(0.11)	$(0.44)
Weighted-average number of limited partner common units outstanding:
Basic and diluted	39,767	33,457	35,814	31,230

Distributions declared per common unit	$0.7750	$0.6700	$2.2200	$1.9750

ENVIVA PARTNERS, LP AND SUBSIDIARIES
Condensed Consolidated Statements of Cash Flows
(In thousands)
(Unaudited)

	Nine Months Ended September 30,
	2020	2019
Cash flows from operating activities:
Net income (loss)	$17,515	$(3,872)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation and amortization	49,801	35,747
MSA Fee Waivers	13,963	18,749
Amortization of debt issuance costs, debt premium and original issue discounts	1,471	899
Loss on disposal of assets	1,683	562
Unit-based compensation	6,602	3,835
Fair value changes in derivatives	(3,022)	(2,275)
Unrealized (losses) gains on foreign currency transactions, net	73	58
Change in operating assets and liabilities:
Accounts and insurance receivables	(14,361)	9,492
Related-party receivables	(6,621)	1,392
Prepaid expenses and other current and long-term assets	12,238	(212)
Inventories	(15,952)	(10,679)
Derivatives	(250)	1,514
Accounts payable, accrued liabilities and other current liabilities	16,771	(2,247)
Related-party payables	—	(12,025)
Accrued interest	4,820	6,420
Deferred revenue	(4,139)	—
Operating lease liabilities	(3,832)	(3,715)
Other long-term liabilities	(17,570)	(164)
Net cash provided by operating activities	59,190	43,479
Cash flows from investing activities:
Purchases of property, plant and equipment	(76,887)	(81,484)
Payments in relation to the Greenwood Drop-Down, net of cash acquired	(129,631)	—
Payment in relation to the Georgia Biomass Acquisition, net of cash acquired	(163,299)	—
Payment in relation to the Hamlet Drop-Down	—	(74,700)
Other	(3,769)	1,502
Net cash used in investing activities	(373,586)	(154,682)
Cash flows from financing activities:
Proceeds from senior secured revolving credit facility, net	105,000	112,000
Proceeds from debt issuance	155,625	—
Principal payments on other long-term debt and finance lease obligations	(3,708)	(2,026)
Cash paid related to debt issuance and deferred offering costs	(3,838)	—
Proceeds from common unit issuances, net	191,113	96,822
Payment of deferred consideration for the Wilmington Drop-Down	—	(24,300)
Payments for deferred consideration	(40,000)	—
Distributions to unitholders, distribution equivalent rights and incentive distribution rights holder	(93,634)	(69,526)
Payment for withholding tax associated with Long-Term Incentive Plan vesting	(3,869)	(1,870)
Net cash provided by financing activities	306,689	111,100
Net decrease in cash, cash equivalents and restricted cash	(7,707)	(103)
Cash, cash equivalents and restricted cash, beginning of period	9,053	2,460
Cash, cash equivalents and restricted cash, end of period	$1,346	$2,357

ENVIVA PARTNERS, LP AND SUBSIDIARIES
Condensed Consolidated Statements of Cash Flows (Continued)
(In thousands)
(Unaudited)

	Nine Months Ended September 30,
	2020	2019
Non-cash investing and financing activities:
Property, plant and equipment acquired included in liabilities	$18,270	$4,391
Common unit issuance for deferred consideration for Wilmington Drop-Down	—	49,700
Common unit issuance for the Hamlet Drop-Down	—	50,000
Supplemental cash flow information:
Interest paid, net of capitalized interest	$22,666	$19,977

Non-GAAP Financial Measures
In addition to presenting our financial results in accordance with accounting principles generally accepted in the United States (“GAAP”), we use adjusted net income, adjusted gross margin, adjusted gross margin per metric ton, adjusted EBITDA, and distributable cash flow to measure our financial performance.
Adjusted Net Income (Loss)
We define adjusted net income (loss) as net income (loss) excluding certain expenses incurred related to a fire that occurred in February 2018 at the Chesapeake terminal (the “Chesapeake Incident”) and Hurricanes Florence and Michael (the “Hurricane Events”), consisting of emergency response expenses, expenses related to the disposal of inventory, and asset disposal and repair costs, offset by insurance recoveries received, as well as employee compensation and other related costs allocated to us in respect of the Chesapeake Incident and Hurricane Events pursuant to our management services agreement with an affiliate of our sponsor for services that could otherwise have been dedicated to our ongoing operations, interest expense associated with incremental borrowings related to the Chesapeake Incident and Hurricane Events, early retirement of debt obligation, and the effect of certain sales and marketing, scheduling, sustainability, consultation, shipping, and risk management services (collectively, the “Commercial Services”), and including certain non-cash waivers of fees for management services provided to us by our sponsor (collectively, the “MSA Fee Waivers”). We believe that adjusted net income (loss) enhances investors’ ability to compare the past financial performance of our underlying operations with our current performance separate from certain items of gain or loss that we characterize as unrepresentative of our ongoing operations.
Adjusted Gross Margin and Adjusted Gross Margin per Metric Ton
We define adjusted gross margin as gross margin excluding asset disposals, depreciation and amortization, changes in unrealized derivative instruments related to hedged items included in gross margin, non-cash unit compensation expense, certain items of income or loss that we characterize as unrepresentative of our ongoing operations, including certain expenses incurred related to the Chesapeake Incident and Hurricane Events, consisting of emergency response expenses, expenses related to the disposal of inventory, and asset disposal and repair costs, offset by insurance recoveries received, as well as employee compensation and other related costs allocated to us in respect of the Chesapeake Incident and Hurricane Events pursuant to our management services agreement with an affiliate of our sponsor for services that could otherwise have been dedicated to our ongoing operations, acquisition and integration costs, and the effect of Commercial Services and including MSA Fee Waivers. We define adjusted gross margin per metric ton as adjusted gross margin per metric ton of wood pellets sold. We believe adjusted gross margin and adjusted gross margin per metric ton are meaningful measures because they compare our revenue-generating activities to our operating costs for a view of profitability and performance on a total dollar and a per metric ton basis. Adjusted gross margin and adjusted gross margin per metric ton will primarily be affected by our ability to meet targeted production volumes and to control direct and indirect costs associated with procurement and delivery of wood fiber to our wood pellet production plants and the production and distribution of wood pellets.
Adjusted EBITDA
We define adjusted EBITDA as net income or loss excluding depreciation and amortization, interest expense, income tax expense (benefit), early retirement of debt obligations, non-cash unit compensation expense, asset impairments and disposals, changes in unrealized derivative instruments related to hedged items included in gross margin and other income and expense, certain items of income or loss that we characterize as unrepresentative of our ongoing operations, including certain expenses incurred related to the Chesapeake Incident and Hurricane Events, consisting of emergency response expenses, expenses related to the disposal of inventory, and asset disposal and repair costs, offset by insurance recoveries received, as well as employee compensation and other related costs allocated to us in respect of the Chesapeake Incident and Hurricane Events pursuant to our management services agreement with an affiliate of our sponsor for services that could otherwise have been dedicated to our ongoing operations, acquisition and integration costs, and the effect of Commercial Services, and including MSA Fee Waivers. Adjusted EBITDA is a supplemental measure used by our management and other users of our financial statements, such as investors, commercial banks, and research analysts, to assess the financial performance of our assets without regard to financing methods or capital structure.
Distributable Cash Flow
We define distributable cash flow as adjusted EBITDA less maintenance capital expenditures, cash income tax expense and interest expense net of amortization of debt issuance costs, debt premium, original issue discounts and the impact from incremental borrowings related to the Chesapeake Incident and Hurricane Events. We use distributable cash flow as a performance metric to compare our cash-generating performance from period to period and to compare the cash-generating performance for specific periods to the cash distributions (if any) that are expected to be paid to our unitholders. We do not rely on distributable cash flow as a liquidity measure.
Limitations of Non-GAAP Financial Measures
Adjusted net income (loss), adjusted gross margin, adjusted gross margin per metric ton, adjusted EBITDA, and distributable cash flow are not financial measures presented in accordance with GAAP. We believe that the presentation of these non-GAAP financial measures provides useful information to investors in assessing our financial condition and results of operations. Our non-GAAP financial measures should not be considered as alternatives to the most directly comparable GAAP financial measures. Each of these non-GAAP financial measures has important limitations as an analytical tool because they exclude some, but not all, items that affect the most directly comparable GAAP financial measures. You should not consider adjusted net income (loss), adjusted gross margin, adjusted gross margin per metric ton, adjusted EBITDA, or distributable cash flow in isolation or as substitutes for analysis of our results as reported under GAAP.
Our definitions of these non-GAAP financial measures may not be comparable to similarly titled measures of other companies, thereby diminishing their utility.

The following tables present a reconciliation of adjusted net income (loss), adjusted gross margin, adjusted gross margin per metric ton, adjusted EBITDA, and distributable cash flow to the most directly comparable GAAP financial measures, as applicable, for each of the periods indicated.

	Three Months Ended September 30,		Nine Months Ended September 30,
	2020	2019	2020	2019
	(in thousands)
Reconciliation of net income (loss) to adjusted net income:
Net income (loss)	$1,411	$8,852	$17,515	$(3,872)
Chesapeake Incident and Hurricane Events	—	47	—	55
MSA Fee Waivers	9,206	7,703	13,963	18,749
Interest expense from incremental borrowings related to Chesapeake Incident and Hurricane Events	554	769	1,672	1,259
Commercial Services	—	—	(4,139)	—
Adjusted net income	$11,171	$17,371	$29,011	$16,191

	Three Months Ended September 30,		Nine Months Ended September 30,
	2020	2019	2020	2019
	(in thousands except per metric ton)
Reconciliation of gross margin to adjusted gross margin per metric ton:
Gross margin	$25,571	$26,466	$80,557	$52,880
Asset impairments and disposals	1,684	212	3,236	562
Non-cash unit compensation expense	471	—	1,415	—
Depreciation and amortization	20,237	12,946	48,863	35,112
Chesapeake Incident and Hurricane Events	—	47	—	125
Changes in unrealized derivative instruments	2,616	(1,028)	(4,058)	(1,352)
MSA Fee Waivers	5,465	2,300	5,465	5,000
Acquisition and integration costs	751	59	751	4,302
Commercial Services	—	—	(4,139)	—
Adjusted gross margin	$56,795	$41,002	$132,090	$96,629
Metric tons sold	1,133	811	2,985	2,523
Adjusted gross margin per metric ton	$50.13	$50.56	$44.25	$38.30

	Three Months Ended September 30,		Nine Months Ended September 30,
	2020	2019	2020	2019
	(in thousands)
Reconciliation of net income (loss) to adjusted EBITDA and distributable cash flow:
Net income (loss)	$1,411	$8,852	$17,515	$(3,872)
Add:
Depreciation and amortization	20,555	13,291	49,802	35,747
Interest expense	11,950	9,872	32,468	28,701
Non-cash unit compensation expense	2,347	350	6,603	3,835
Income tax benefit	(275)	—	(275)	—
Asset impairments and disposals	1,684	212	3,236	562
Chesapeake Incident and Hurricane Events	—	47	—	55
Changes in the fair value of derivative instruments	2,616	(1,028)	(4,058)	(1,352)
MSA Fee Waivers	9,206	7,703	13,963	18,749
Acquisition and integration costs	4,908	114	5,865	5,566
Commercial Services	—	—	(4,139)	—
Adjusted EBITDA	54,402	39,413	120,980	87,991
Less:
Interest expense, net of amortization of debt issuance costs, debt premium, original issue discount and impact from incremental borrowings related to Chesapeake Incident and Hurricane Events	10,738	8,797	29,325	26,542
Maintenance capital expenditures	1,499	579	4,944	2,343
Distributable cash flow attributable to Enviva Partners, LP	42,165	30,037	86,711	59,106
Less: Distributable cash flow attributable to incentive distribution rights	7,869	3,107	18,798	8,150
Distributable cash flow attributable to Enviva Partners, LP limited partners	$34,296	$26,930	$67,913	$50,956

Cash distributions declared attributable to Enviva Partners, LP limited partners	$30,822	$22,416	$84,100	$66,077

Distribution coverage ratio	1.11	1.20	0.81	0.77

The following table provides a reconciliation of the estimated range of adjusted EBITDA to the estimated range of net income, in each case for the twelve months ending December 31, 2020 (in millions):

Twelve Months Ending December 31, 2020
Estimated net income	$33.9 - 43.9
Add:
Depreciation and amortization	73.1
Interest expense	45.0
Income tax benefit	(0.1)
Non-cash unit compensation expense	8.6
Asset impairments and disposals	3.7
Changes in the fair value of derivative instruments	(4.1)
MSA Fee Waivers[1]	23.0
Acquisition and integration costs	6.1
Commercial Services	(4.1)
Estimated adjusted EBITDA	$185.0 - 195.0
Less:
Interest expense net of amortization of debt issuance costs, debt premium, original issue discount and impact from incremental borrowings related to Chesapeake Incident and Hurricane Events	41.8
Cash income tax expense	0.0
Maintenance capital expenditures	9.2
Estimated distributable cash flow	$134.0 - 144.0

1. Includes $3.2 million of MSA Fee Waivers during the first quarter of 2020, $1.6 million of MSA Fee Waivers during the second quarter of 2020, $9.2 million of MSA Fee Waivers during the third quarter of 2020, and expected $9.0 million of MSA Fee Waivers during the fourth quarter of 2020

Cautionary Note Concerning Forward-Looking Statements
Certain statements and information in this press release may constitute “forward-looking statements.” The words “believe,” “expect,” “anticipate,” “plan,” “intend,” “foresee,” “should,” “would,” “could,” or other similar expressions are intended to identify forward-looking statements, which are generally not historical in nature. These forward-looking statements are based on the Partnership’s current expectations and beliefs concerning future developments and their potential effect on it. Although management believes that these forward-looking statements are reasonable as and when made, there can be no assurance that future developments affecting the Partnership will be those that it anticipates. All comments concerning the Partnership’s expectations for future revenues and operating results are based on the forecasts for its existing operations and do not include the potential impact of any future acquisitions. The Partnership’s forward-looking statements involve significant risks and uncertainties (some of which are beyond the Partnership’s control) and assumptions that could cause actual results to differ materially from the its historical experience and its present expectations or projections. Important factors that could cause actual results to differ materially from those in the forward-looking statements include, but are not limited to: (i) the volume and quality of products that it is able to produce or source and sell, which could be adversely affected by, among other things, operating or technical difficulties at the Partnership’s wood pellet production plants or deep-water marine terminals; (ii) the prices at which the Partnership is able to sell its products; (iii) the Partnership’s ability to successfully negotiate and complete and integrate drop-down and third-party acquisitions, including the associated contracts, or to realize the anticipated benefits of such acquisitions; (iv) failure of the Partnership’s customers, vendors, and shipping partners to pay or perform their contractual obligations to it; (v) the Partnership’s inability to successfully execute its project development, expansion, and construction activities on time and within budget; (vi) the creditworthiness of the Partnership’s contract counterparties; (vii) the amount of low-cost wood fiber that it is able to procure and process, which could be adversely affected by, among other things, disruptions in supply or operating or financial difficulties suffered by the Partnership’s suppliers; (viii) changes in the price and availability of natural gas, coal, or other sources of energy; (ix) changes in prevailing economic conditions; (x) unanticipated ground, grade, or water conditions; (xi) inclement or hazardous environmental conditions, including extreme precipitation, temperatures, and flooding; (xii) fires, explosions, or other accidents; (xiii) changes in domestic and foreign laws and regulations (or the interpretation thereof) related to renewable or low-carbon energy, the forestry products industry, the international shipping industry, or power, heat, or combined heat and power generators; (xiv) changes in the regulatory treatment of biomass in core and emerging markets; (xv) the Partnership’s inability to acquire or maintain necessary permits or rights for the Partnership’s production, transportation, or terminaling operations; (xvi) changes in the price and availability of transportation; (xvii) changes in foreign currency exchange rates or interest rates, and the failure of the Partnership’s hedging arrangements to effectively reduce its exposure to the risks related thereto; (xviii) risks related to the Partnership’s indebtedness; (xix) the Partnership’s failure to maintain effective quality control systems at its production plants and deep-water marine terminals, which could lead to the rejection of the Partnership’s products by its customers; (xx) changes in the quality specifications for the Partnership’s products that are required by its customers; (xxi) labor disputes; (xxii) the Partnership’s inability to hire, train, or retain qualified personnel to manage and operate its business and newly acquired assets; (xxiii) the effects of the exit of the United Kingdom from the European Union on the Partnership’s and its customers’ businesses; (xxiv) the Partnership’s inability to borrow funds and access capital markets; and (xxv) viral contagions or pandemic diseases, such as the recent outbreak of a novel strain of coronavirus known as COVID-19.

For additional information regarding known material factors that could cause the Partnership’s actual results to differ from projected results, please read our filings with the U.S. Securities and Exchange Commission (the “SEC”), including the Annual Report on Form 10-K and the Quarterly Reports on Form 10-Q most recently filed with the SEC. Readers are cautioned not to place undue reliance on forward-looking statements, which speak only as of the date thereof. The Partnership undertakes no obligation to publicly update or revise any forward-looking statements after the date they are made, whether as a result of new information or future events or otherwise.
Investor Contact:
Wushuang Ma
ir@envivapartners.com
+1(240) 482-3856